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                                                                   EXHIBIT 23.6


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Devon Energy Corporation


We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Form S-4 (File No. 333-68694) on Form S-8 of Devon Energy Corporation of our report dated November 9, 2001 relating to the consolidated balance sheets of Anderson Exploration Ltd. as of September 30, 2000 and 2001 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2001 which report appears in the Form S-4 of Devon Energy Corporation dated December 19, 2001.


Yours very truly


/s/ KPMG LLP

Chartered Accountants
Calgary, Canada


January 24, 2002